UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19. 2013

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2779 Highway 24, Lawler, Iowa	52154
	(Address of principal executive offices)	(Zip Code)

(563) 238-5555
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Homeland Energy Solutions, LLC (the "Company") held a Special Meeting of Members on Thursday, December 19, 2013, for the purpose of voting on approval of the First Amendment to the Company's Amended and Restated Operating Agreement proposed by certain of the Company's members (the "Amendment"). The Amendment restricts the right of members who can directly appoint directors to the Company's board and their affiliates from participating in the general election of directors. Votes were solicited in person and by proxy.

The Company and Steve Retterath signed an agreement earlier this year pursuant to which the parties mutually agreed that the Company would repurchase and retire Mr. Retterath's entire interest in the Company. Mr. Retterath subsequently refused to complete the repurchase by the August 1, 2013 closing date. The Company believes that it has a binding agreement with Mr. Retterath and has filed a lawsuit against Mr. Retterath to require him to complete the membership unit repurchase. Mr. Retterath contends he is not bound by the agreement. The Company's position is as of the closing date, Mr. Retterath is no longer the equitable owner of any membership units in the Company, but until the court has a chance to rule on this and the other issues raised in the litigation, the Company accepted Mr. Retterath's proxy, without conceding he was entitled to vote. However, the results of the member vote were the same, regardless of whether the Company accepted Mr. Retterath's vote or not. The voting results are presented below, both including Mr. Retterath's vote, and not including Mr. Retterath's vote.
Proposal: First Amendment to the Amended and Restated Operating Agreement Proposed by the Members

Including Mr. Retterath's vote, the proposal to approve the First Amendment to the Amended and Restated Operating Agreement was approved by the members. The votes were as follows:

Votes For	Votes Against	Votes Withheld/Abstain
48,879	33,192	25

Without include Mr. Retterath's vote, the proposal to approve the First Amendment to the Amended and Restated Operating Agreement was approved by the members. The votes were as follows:

Votes For	Votes Against	Votes Withheld/Abstain
48,879	7,332	25

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: December 20, 2013	/s / David A. Finke
David A. Finke
Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)